EXHIBIT 99.1

           Possis Announces Preliminary AiMI Study Results;
      Full Results to Be Announced at TCT Conference in September

    MINNEAPOLIS--(BUSINESS WIRE)--Aug. 23, 2004--Possis Medical, Inc. (Nasdaq:POSS), today reported results from its 480 patient, post-marketing study called "AiMI," or AngioJet Rheolytic Thrombectomy In Patients Undergoing Primary Angioplasty for Acute Myocardial Infarction." The study was configured as a multicenter, prospective randomized two-arm trial comparing AngioJet thrombectomy followed by definitive treatment (angioplasty, stent and eptifibatide), versus immediate definitive treatment only, in patients undergoing intervention for acute myocardial infarction, or heart attack. The study used the AngioJet XMI(R) catheter, which has FDA approval for removing thrombus in native coronary arteries and in saphenous vein bypass grafts. The primary endpoint of the study was final infarct size at one month, as measured by SPECT imaging, with 99mTc sestamibi, referred to as a nuclear scan. Secondary endpoints included ST segment resolution, post-procedure TIMI flow, TIMI frame count, myocardial blush, and procedural complications. The study was carried out at 32 sites in the U.S. and Canada. Dr. Arshad Ali, M.D., FACC, of the Guthrie Clinic Sayre (PA), served as Principal Investigator of the AiMI Study.
    Enrollment criteria for the trial required transmural anterior MI or large inferior MI, with definitive treatment being initiated within twelve hours of symptom onset. Treated vessels were native coronary arteries greater than or equal to 2mm in diameter. The trial was designed to include all patients who met clinical and ECG entrance criteria; angiographic evidence of thrombus was not required for patient enrollment.
    As measured by nuclear scan, the 197 intent-to-treat patients in the AngioJet arm had a mean final infarct size of 12.5% (12.1 S.D.), while the 205 patients in the control arm had a mean final infarct size of 9.8% (10.9 S.D.). The percent infarct size refers to the percentage of myocardial tissue that remains non-viable after the heart attack and the assigned treatment. The p-value for this difference was 0.0182. For all of the secondary endpoints, there was no statistically significant difference between the two treatment arms.
    Dr. Ali stated, "While the study showed that the AngioJet was safe to use in heart attack patients and effectively removes angiographically visible thrombus, the AiMI study, based on a nuclear endpoint, did not provide a basis for concluding that the AngioJet device should be routinely used for all heart attack patients to reduce final infarct size."
    Dr. Ali added, "AiMI provides a valuable data point for scientists and clinicians, but the results are somewhat at odds with other published AngioJet clinical studies and with AngioJet clinical experience in the United States. The average final infarct sizes in both arms of the AiMI trial were smaller than in either treatment arm of the EMERALD trial and the COOL-MI trial. Furthermore, results in the AiMI control arm appear to be substantially better than those reported in other, large MI trials, which will require detailed sub-group analysis to determine if there were any imbalances between the two arms in their patient assignments."
    Dr. David A. Cox, M.D., FACC, FSCAI of Mid Carolina Cardiology in Charlotte, NC, a top AiMI enroller, said, "In our center, the AngioJet has been extensively used and clinically beneficial for patients with large heart attacks with significant thrombus burdens. We need to better characterize the sub-sets of patients with acute coronary syndrome, where the AngioJet can provide significant benefit."
    Robert G. Dutcher, Chairman and CEO of Possis Medical, Inc. said, "We are surprised by the study results, which seem to be in conflict with the large body of clinical experience, and with other clinical studies, such as that recently presented by Dr. David Antoniucci at the ACC in 2004, Dr. Ali's single center experience, the published U.S. VeGAS AMI registry, and Japanese AMI experiences. Possis Medical will create an AMI Scientific Advisory board to further explore some of the findings of the AiMI study. We are confident that our base coronary business--focused on the rapid removal of angiographically evident thrombus-- will continue to expand at a healthy pace, and that along with our rapidly expanding peripheral business, we will be able to show double-digit sales and EPS growth in fiscal 2005."
    Full results of the AiMI trial will be presented and discussed at the Transcatheter Therapeutics (TCT) Convention in Washington, D.C., to be held from September 27-October 1, 2004. For additional information, please go to www.tctmd.com.

    Fiscal 2004 Results and Fiscal 2005 Guidance

    For the fourth quarter of fiscal 2004 year, the Company expects to report revenues of approximately $20 million, and diluted EPS of approximately $0.18-0.19 per share. For the fiscal year ended July 31st, 2004, the Company expects to report revenues of approximately $72 million, representing a 26% year-over-year growth rate, and it expects to report diluted EPS of approximately $0.59-0.60 per diluted share. These expectations are based on current preliminary, unaudited results.
    In light of the AiMI results, the Company has adjusted its preliminary guidance for the fiscal year beginning August 1, 2004 (fiscal 2005). Previously, the Company had expected revenues in the range of $92-98 million for the year, with U.S. AngioJet revenues in the range of $90-96 million; diluted EPS were expected to be in the range of $0.83-$0.96. The Company now projects revenues in the range of $85-$90 million, with U.S. AngioJet revenues in the range of $81-$85 million. The revised expectation for diluted EPS is now in the range of $0.70-$0.82 per diluted share.

    Share Repurchase Authorization

    Possis Medical, Inc. announced that its board of directors has issued an additional authorization to repurchase from time to time, in open market transactions, up to ten million dollars of its common equity. The Company has approximately $3 million remaining on a prior authorization to repurchase equity. Since the inception of its repurchase programs, the Company has repurchase approximately 490,000 shares of its common equity, at an average price of $18.38 per share.

    Webcast Information

    Possis Medical, Inc. will hold a webcast to discuss preliminary AiMI clinical trial results on Tuesday, August 24th at 9 a.m. Central Time. This is being webcast by Thomson/CCBN and can be accessed through the Possis Medical, Inc. website at www.possis.com. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call through www.fulldisclosure.com. Institutional investors can access the call via a password-protected event management site at www.streetevents.com.
    Possis Medical, Inc., develops, manufactures and markets medical devices for the cardiovascular and vascular treatment markets. Its primary product, the AngioJet(R) Rheolytic(TM) Thrombectomy System, is marketed in the US for blood clot removal from coronary arteries, coronary bypass grafts, leg arteries and AV dialysis access grafts. For more information about Possis, please visit www.possis.com.

    Certain statements in this press release, such as those referring to expected future revenues and earnings, unaudited results, and the customer response to anticipated clinical trial results from the AiMI trial, constitute "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A discussion of the factors that could impact the Company's future results are set forth in the cautionary statements included in Exhibit 99 to the Company's Form 10-K for the year ended July 31, 2003, filed with the Securities and Exchange Commission.

    CONTACT: Possis Medical, Inc., Minneapolis
             Eapen Chacko, 763-450-8011
             eapen.chacko@possis.com